PRESS RELEASE	EXHIBIT 99.1

Global marketing exec joins Scripps Networks Interactive board

eBay’s Richelle Parham brings digital marketing experience to company’s lifestyle media focus

For immediate release

May 16, 2012

KNOXVILLE, Tenn. – Richelle Parham, chief marketing officer of eBay Marketplaces, North America, has been elected to the board of directors of Scripps Networks Interactive Inc.

Parham brings more than 20 years of global marketing experience to the company’s board.

At eBay, Parham directs the company’s core marketing functions including consumer advertising, digital marketing, social media and mobile commerce strategy. She is also responsible for brand engagement, driving eBay’s seasonal marketing calendar and leading its customer insights and marketing analytics functions.

“Richelle is a world-class marketing executive who adds valuable insight to our board,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “Her experience developing strategies that deliver strong return on marketing investments becomes increasingly important as we create lifestyle content services for consumers on emerging interactive media platforms.”

Parham has been chief marketing officer at eBay since 2010. Previously, she was head of global marketing innovation and head of global marketing services for Visa Inc. She also served as senior vice president and general manager of Digitas, a firm that creates integrated strategy, technology and marketing solutions to Internet-based ecommerce companies.

“Scripps Networks Interactive is uniquely positioned as the world’s leading creator of engaging video lifestyle content,” Parham said. “I’m looking forward to working with the company’s management team as they develop new interactive businesses and strategies that leverage the tremendous marketing power of their television and Internet brands.”

Parham is a graduate of Drexel University in Philadelphia, where she earned bachelor’s degrees in business administration and design arts.

She received the 2012 Women of Influence award by the Silicon Valley/San Jose Business Journal, was named a Top 12 Innovator of Marketing and Advertising by Black Enterprise Magazine, and was honored by the Council of Urban Professionals Women’s Leadership Forum.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

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Contacts: Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com